Exhibit 99.1

NORTHSTAR NEUROSCIENCE, INC. REPORTS OPERATING RESULTS FOR

THE THIRD QUARTER OF 2006

SEATTLE—November 1, 2006 — Northstar Neuroscience, Inc. (Nasdaq:NSTR) today reported that planned investments in its cortical stimulation platform and execution of its four ongoing clinical trials resulted in a net loss of $5.4 million for the quarter ended September 30, 2006 compared to a net loss of $3.6 million for the quarter ended September 30, 2005. The Company also reported cash, cash equivalents and investments of $109.4 million at September 30, 2006 compared to $20.2 million at December 31, 2005.

“As we shared in our clinical milestone discussion in October, we made good progress across our clinical studies during the third quarter,” commented Dr. Alan Levy, Northstar’s President and CEO. “Enrollment in our EVEREST pivotal trial for stroke motor recovery exceeded earlier projections, and we reported promising initial data for our trial for the treatment of aphasia. In addition, we continued enrollment in our tinnitus study and launched our initial feasibility trial for treatment-resistant depression.”

Research and development expenses totaled $5.4 million for the quarter ended September 30, 2006 compared to $3.0 million for the quarter ended September 30, 2005. The increase in expenses is primarily attributable to increased patient randomization in the EVEREST clinical trial, as well as ongoing progress in our other trials. Through September 30, 2006, Northstar had randomized a total of 97 patients in the EVEREST trial.

Selling, general and administrative expenses totaled $1.6 million for the third quarter of 2006 compared to $740,000 for the same quarter in 2005. The increase is primarily due to increased salaries and benefits, and increased professional service costs relating to compliance with rules and regulations associated with being a publicly traded company.

Basic and diluted net loss per share applicable to common shareholders was $0.21 and $1.48 for the quarter ended and year-to-date ended September 30, 2006 compared to $2.61 and $8.08 for the quarter ended and year-to-date ended September 30, 2005. Non-GAAP pro forma basic and diluted net loss per share attributable to common shareholders, which is calculated assuming that all preferred stock converted into common stock at the beginning of the respective periods, was $0.21 and $0.92 for the quarter ended and year-to-date ended September 30, 2006 compared $0.21 and $0.65 for the quarter ended and year-to-date ended September 30, 2005. Northstar’s management believes that this non-GAAP pro forma information provides meaningful supplemental information that helps investors compare current results to those in prior periods.

Conference Call

Northstar Neuroscience will hold a conference call to discuss operating results today starting at 9:00 a.m. EST (6:00 a.m. PST). The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience website at www.northstarneuro.com under the investor webcast section and will be archived for 30 days after the call. To listen to the conference call, please dial 1-866-277-1184 (US/Canada) or 1-617-597-5360 (International) and use the participant code “65790870” approximately 10 minutes prior to the start time.

About Northstar Neuroscience

Northstar Neuroscience, Inc. is a medical device company focused on developing and commercializing innovative neurostimulation therapies to restore function and quality of life for people suffering from stroke and other neurological diseases and disorders. Northstar’s cortical stimulation therapy system is an investigational device that is in clinical trials for several indications, including stroke motor recovery, aphasia, tinnitus and depression. For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, which may not be successful or sufficient to secure regulatory approval for our products, our ability to successfully commercialize any approved product, our ability to compete successfully with competitors and our ability to protect and enforce our intellectual property rights. We encourage you to review other factors that may affect our future results in our most recent Form 10-Q filed with the Securities and Exchange Commission and in other documents we file periodically with the Securities and Exchange Commission.

For More Information:

Ray Calvert

Vice President, Finance/CFO

ir@northstarneuro.com

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Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands, unaudited)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$109,396	$20,187
Other current assets	971	327
Property and equipment, net	836	935
Other assets and deferred costs	93	296

Total assets	$111,296	$21,745

Accounts payable and accrued liabilities	$2,902	$1,539
Warrants to purchase preferred stock	—	1,090
Deferred rent and sublease loss	925	1,177
Long-term debt	—	5,812
Preferred stock	—	99,860
Shareholders’ equity	107,469	(87,733)

Total liabilities and shareholders’ equity	$111,296	$21,745

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Year-to-date September 30,
	2006	2005	2006	2005
Operating expenses:
Research and development	$5,356	$2,968	$13,134	$8,939
Selling, general and administrative	1,553	740	4,588	2,355
Intellectual property settlement	—	—	2,500	—
Loss on sublease	—	—	—	794

Total operating expenses	6,909	3,708	20,222	12,088

Operating loss	(6,909)	(3,708)	(20,222)	(12,088)
Interest income, net	1,495	132	1,851	435
Loss on debt repayment	—	—	(1,150)	—
Other expense	—	—	(290)	—
Gain on sale of PNT assets	—	—	—	682

Net loss	(5,414)	(3,576)	(19,811)	(10,971)
Preferred stock accretion	—	(1,413)	(2,062)	(4,239)

Net loss applicable to common shareholders	$(5,414)	$(4,989)	$(21,873)	$(15,210)

Basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(2.61)	$(1.48)	$(8.08)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,532,447	1,912,621	14,816,562	1,882,014

Non-GAAP pro forma(1) basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(0.21)	$(0.92)	$(0.65)

Non-GAAP pro forma(1) shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,532,447	16,855,120	21,513,015	16,824,513

(1)	Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders shows what basic and diluted net loss per share would have been if the conversion of the Company’s shares of redeemable convertible preferred stock into shares of common stock, that occurred on May 4, 2006, had occurred at the beginning of the respective periods being reported using the as-if-converted method. The Company’s non-GAAP pro forma net loss per share applicable to common shareholders is as follows:

	Quarter Ended September 30,		Year-to-date September 30,
	2006	2005	2006	2005
Non-GAAP pro forma net loss per share applicable to common shareholders
Numerator:
Net loss applicable to common shareholders, as reported	$(5,414)	$(4,989)	$(21,873)	$(15,210)
Reversal of accretion to redemption value of redeemable convertible preferred stock	—	1,413	2,062	4,239

Pro forma net loss applicable to common shareholders	$(5,414)	$(3,576)	$(19,811)	$(10,971)

Denominator:
Shares used to compute basic and diluted net loss per share applicable to common shareholders	25,532,447	1,912,621	14,816,562	1,882,014
Pro forma adjustments to reflect assumed weighted-average effect of conversion of preferred stock on January 1, 2005	—	14,942,499	6,696,453	14,942,499

Non-GAAP pro forma shares used in basic and diluted pro forma net loss per share	25,532,447	16,855,120	21,513,015	16,824,513

Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(0.21)	$(0.92)	$(0.65)